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                                  EXHIBIT 23

                        CONSENT OF INDEPENDENT ACCOUNTANTS
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We consent to the incorporation by reference in the registration statements of
Twin Disc, Incorporated on Form S-8 (Twin Disc, Incorporated 1988 Incentive Stock Option Plan and Twin Disc, Incorporated 1988 Non-Qualified Stock Option Plan for Officers, Key Employees and Directors) of our reports dated July 24, 1998, on our audits of the consolidated financial statements and financial statement schedule of Twin Disc, Incorporated as of June 30, 1998 and 1997 and for the years ended June 30, 1998, 1997 and 1996, which reports are included (or incorporated by reference) in this Annual Report on Form 10-K.





                                    PricewaterhouseCoopers  LLP


Milwaukee, Wisconsin
September 21, 1998